Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
June 5, 2024	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced today that it has launched an underwritten public offering of 10,500,000 shares of its common stock. In connection with the offering, the Company intends to grant the underwriters a 30-day option to purchase up to an additional 1,575,000 shares of its common stock. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
BTIG is acting as the sole book‑running manager for the offering.
The offering is being made pursuant to the Company’s existing shelf registration statement that has been declared effective by the Securities and Exchange Commission (the “SEC”). The offering of these securities will be made only by means of a prospectus and a related prospectus supplement that should be read prior to investing. Copies of the preliminary prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, by visiting EDGAR on the SEC website at http://www.sec.gov or by contacting: BTIG, LLC, 350 Bush Street, 9th Floor, San Francisco, CA 94104, or by telephone at (415) 248-2200 or by email at prospectusdelivery@btig.com.
The Company plans to use the net proceeds it receives from the offering to acquire additional investments, consistent with its investment policy, and for general corporate purposes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynex Capital

Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital; employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts, including statements relating to the proposed offering, the Company’s intended use of proceeds from the offering and other statements that use words such as “expect,” “intend,” “may,” “plan,” “will,” “would,” and similar terms, are “forward-looking statements” that involve risks and uncertainties including, but not limited to, general economic and market conditions. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.